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                             SUBSCRIPTION AGREEMENT
                                   dated as of
                                December 17, 1998

                                    ARTICLE I

                                  SUBSCRIPTION

         THIS SUBSCRIPTION AGREEMENT dated as of December 17, 1998, between Kwok Kee Billy Yung (the "Subscriber") and Integrated Transportation Network Group, Inc., a Delaware corporation (the "Company").

         Section 1.01 Subscription. The Subscriber hereby subscribes to the immediate acquisition of 275,000 shares (the "Shares") of Common Stock, $0.1 par value ("Common Stock") of the Company. Such shares of Common Stock are referred to herein as the "Securities". The Securities are being issued to the Subscriber in full and complete satisfaction of the indebtedness of the Company's 92% owned subsidiary, Shenzhen Jinzhenghua Transport Industrial Development Co. Ltd. ("Transport"), a company organized under the laws of the People's Republic of China ("PRC"), to the Subscriber in the amount of US$481,250 (the "Indebtedness") as described in the assignment dated December 11, 1998 from Zhenghua Group Co. Ltd. to, among others, the Subscriber, which indebtedness the Company hereby acknowledges.

         Promptly upon the execution hereof, the Company shall deliver the Securities to the undersigned at the address indicated below and upon such delivery the Indebtedness shall be cancelled.

                                   ARTICLE II

                          PRESENTATIONS AND WARRANTIES

         Section 2.01 In connection with the purchase of the Securities, the Subscriber acknowledges, warrants and represents to the Company as follows:

         (a) He is acquiring the Securities for investment for his own account and without the intention of participating, directly or indirectly, in a distribution of the Securities, and not with a view to resale or any distribution of the Securities, or any portion thereof.

         (b) He has knowledge and experience in financial and business matters and has consulted with his own professional representatives as he has considered appropriate to assist in evaluating the merits and risks of this investment. He has reviewed the Company's Registration Statement on Form S-1 dated June 29, 1998 and the Company's Quarterly Reports on Form 10Q for the quarter ended June 30 and September 30, 1998, respectively. He has had access to and an opportunity to question the officers of the


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Company, or persons acting on their behalf, with respect to material information about the Company and, in connection with his evaluation of this investment, has, to the best of his knowledge, received all information and data with respect to the Company that he has requested. He is acquiring the Securities based solely upon his independent examination and judgment as to the prospects of the Company.

         (c) The Securities were not offered to the Subscriber by means of publicly disseminated advertisements or sales literature.

         (d) Subject to the provisions of Section 3.01, he acknowledges that an investment in the Securities is speculative and he may have to continue to bear the economic risk of the investment in the Securities for an indefinite period. He acknowledges that the Securities are being sold to the undersigned without registration under any state, or federal or PRC law requiring the registration of securities for sale, and accordingly will constitute "restricted securities" as defined in Rule 144 of the U.S. Securities and Exchange Commission. The transferability of the Securities is therefore restricted by applicable United States Federal and state securities laws and may be restricted under the laws of other jurisdictions.

         (e) The Subscriber is an "accredited investor" as such term is defined in Appendix A.

         (f) In consideration of the acceptance of this subscription, the Subscriber agrees that the Securities will not be offered for sale, sold or transferred by the undersigned other than pursuant to (i) an effective registration under the Securities Act of 1933, as amended (the "Act"), an exemption available under the Act or a transaction that is otherwise in compliance with the Act; and (ii) an effective registration under the securities law of any state or other jurisdiction applicable to the transaction, an exemption available under such laws, or a transaction that is otherwise in compliance with such laws.

         (g) He understands that no U.S. federal or state agency has passed upon the offering of the Securities or has made any finding or determination as to the fairness of any investment in the Securities.

         (h) He agrees to execute such further documents as the Company may request in order to give effect to the cancellation of indebtedness contemplated hereby.

         Section 2.02 Representations and Warranties of the Company. As an inducement to the Subscriber to enter into this Agreement and to consummate the transactions contemplated herein, the Company hereby represents and warrants to the Subscriber and agrees as follows:

         (a) Organization; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full power and authority to enter into this Agreement and to perform its obligations



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hereunder. This Agreement constitutes, and any other agreements and instruments required to be delivered by the Company hereunder, when duly executed and delivered by the Company, will constitute, valid and binding obligations of the Company and will be enforceable in accordance with their respective terms. The Company has previously provided to the Subscriber true copies of all resolutions of the Company's Board of Directors necessary to authorize the transactions described herein, and all such resolutions are in full force and effect and have not been revoked.

         (b) Capitalization. As of December 10, 1998, the authorized share capital of the Company consists of 50,000,000 common shares, par value US$.01 per share, of which 7,397,108 are fully issued and remain outstanding, and 5,000,000 preferred shares, par value US$.01 per share, none of which are issued and outstanding. Except as set forth above and as set forth in Appendix B, no other shares or equity securities of the Company have been issued and remain outstanding, and there are no outstanding options, warrants or other rights to purchase or acquire any share capital of the Company, whether granted by the Company or otherwise, and there are no existing contracts by which the Company is or may become bound to issue any additional shares. The Company has never reduced, repaid, redeemed or purchased any of its share capital. The Securities shall, upon issuance, shall be fully paid and non-assessable.

         (c) No Consents. Neither the consummation of the transactions contemplated hereby, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) require the consent of any governmental authority or any person under any contract to which the Company is a party or to which the Company is subject or (ii) give any party with rights under any material contract to which the Company or any subsidiary of the Company is a party the right to terminate, modify or otherwise change the material rights or obligations of any party under such contract.

         (d) Compliance with Laws. The Company is in compliance, and there exists no alleged material noncompliance, with all applicable laws relating in any material respect to the Company and the operation or conduct of its business, except where the failure to so comply would not have a material adverse effect on the Company, and, except as previously disclosed in the Prospectus of the Company dated June 29, 1998 or the quarterly reports of the Company filed with the SEC on Form 10-Q for the three-month periods ending June 30, 1998 and September 30, 1998, the Company has not received any notice of alleged violation of any such applicable law.

                                   ARTICLE III

                                  MISCELLANEOUS

         Section 3.01 Miscellaneous. The Company agrees that it shall file with the United States Securities and Exchange Commission (the "SEC") a registration statement under the U.S. Securities Act of 1933 (the "Securities Act") in accordance with Rule 415 thereof (the "Shelf Registration") with respect to all of the Securities, and shall use its best efforts to cause such registration statement to become effective within 180 days



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after the date hereof and to remain effective at all times for a period of two years after the date hereof. In addition, if the Company at any time files a Registration Statement under the Securities Act with respect to its Common Stock after the date hereof, the Company shall so notify the undersigned and shall include such of the Securities as the Subscriber may request on such Registration Statement.

         Section 3.02 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 3.03 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York and, to the extent permitted by Law, the parties hereto expressly consent to the jurisdiction of such courts, agree to venue in such courts and hereby waive any defense or claim of forum non conveniens they may have with respect to any such action or proceeding.

         IN WITNESS WHEREOF, the Financier and the Company have executed this Agreement or caused this Agreement to be executed as of the date first written above.



COMPANY                                  SUBSCRIBER

Integrated Transportation
Network Group Inc.                       /s/ Kwok Kee Billy Yung
                                         -----------------------
                                         Name: Kwok Kee Billy Yung
                                         Address: 1/F Shell Industrial Building
                                         12 Lee Chung Street, Chai Wan
By:  /s/ Andrew Lee                      Hong Kong, PRC
     ---------------------
     Andrew Lee, President
     205 West 39th Street
     16th Floor
     New York, NY 10018
     U.S.A.





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                                   APPENDIX A


         An "accredited Investor" within the meaning of Regulation D under the Securities Act of 1933 includes the following:

         Organizations

         (1) A bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; insurance company as defined in section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

         (2) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

         (3) A trust (i) with total assets in excess of $5,000,000, (ii) not formed for the specific purpose of acquiring the Securities, (iii) whose purchase is directed by a person who, either alone or with his purchaser representative, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment.

         (4) A corporation, business trust, partnership, or an organization described in section 501(c)(3) of the Internal Revenue Code, which was not formed for the specific purpose of acquiring the Securities, and which has total assets in excess of $5,000,000.

         Individuals

         (5) Individuals with income from all sources for each of the last two full calendar years whose reasonably expected income for this calendar year exceeds either of:

         (i)  $200,000 individual income; or
         (ii) $300,000 joint income with spouse.

NOTE: Your "income" for a particular year may be calculated by adding to your adjusted gross income as calculated for Federal income tax purposes any deduction for



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long term capital gains, any deduction for depletion allowance, any exclusion for tax exempt interest and any losses of a partnership allocated to you as a partner.

         (6) Individuals with net worth as of the date hereof (individually or jointly with your spouse), including the value of home, furnishings, and automobiles, in excess of $1,000,000.

         (7) Directors, executive officers or general partners of the Issuer.





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                                   APPENDIX B


         1. The Company has agreed to issue the following securities, in connection with the cancellation of an aggregate of US$3.9 million in indebtedness of the Company's subsidiary, Shenzhen Jinzhenghua Transport Industrial Development Co., Ltd.: (A) an aggregate of 2,228,571 shares of Common Stock at a price of not less than US$1.75 per share; and (B) Warrants to purchase an aggregate of 334,286 shares of Common Stock at an exercise price of US$2.00 per share.

         2. The Company has sold (subject to issuance) US$600,000 in principal amount of 3% Convertible Debentures, with a fixed conversion price of US$2.625 per share of Common Stock, and has agreed to issue Warrants to purchase up to 360,000 shares of Common Stock at an exercise price of US$1.75 per share.

         3. The Company is negotiating to sell US$500,000 in principal amount of 3% Convertible Debentures, at a conversion price equal to the lesser of 150% of the market price on the closing date and 70% of the market price on the conversion date. The sale would also involve the issuance of warrants to purchase 300,000 shares of Common Stock at an exercise price equal to the market price on the closing date.





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